March 1, 2016

David G. Van Hooser

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Advisory Fee Waivers – March 1, 2016 through February 28, 2017 and February 28, 2018 with respect to Harbor Bond Fund

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to reduce our advisory fee with respect to each such Harbor fund until February 28, 2017 in the manner set forth below. This agreement may not be amended and shall automatically expire at the close of business on February 28, 2017 without further action by either party.

•	Harbor Capital Appreciation Fund: We agree to reduce our advisory fee from 0.60% to 0.56% on assets between $5 billion and $10 billion, 0.54% on assets over $10 billion and 0.53% on assets over $20 billion through February 28, 2017.

•	Harbor Mid Cap Value Fund: We agree to reduce our advisory fee from 0.75% to 0.70% on assets over $500 million through February 28, 2017.

•	Harbor International Fund: We agree to reduce our advisory fee to 0.63% on assets between $24 billion and $36 billion, 0.58% on assets between $36 billion and $48 billion and 0.57% on assets over $48 billion through February 28, 2017.

•	Harbor Unconstrained Bond Fund: We agree to reduce our advisory fee from 0.85% to 0.60% on all assets through February 28, 2017.

•	Harbor High-Yield Bond Fund: We agree to reduce our advisory fee from 0.60% to 0.56% on all assets through February 28, 2017.

•	Harbor Bond Fund: We agree to reduce our advisory fee from 0.48% to 0.43% on assets between $1 billion and $3 billion, 0.405 on assets over $3 billion through February 28, 2018.

•	Harbor Money Market Fund: We agree to reduce our advisory fee from 0.20% to 0.18% on all assets through February 28, 2017.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Charles F. McCain, Executive Vice President

Agreed and Accepted

HARBOR FUNDS

By:
David G. Van Hooser, President

111 South Wacker Drive, 34th Floor  |  Chicago, Illinois 60606-4302

T 800-422-1050  |  F 312-443-4444  |  www.harborfunds.com